Exhibit 99.1

PRESS RELEASE

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PHILIP MORRIS INTERNATIONAL (PMI)
DECLARES REGULAR QUARTERLY DIVIDEND OF $1.00 PER SHARE;
ANNOUNCES RETIREMENT FROM THE BOARD OF DIRECTORS

NEW YORK, March 11, 2015 -- The Board of Directors of Philip Morris International Inc. (NYSE / Euronext Paris: PM) today declared a regular quarterly dividend of $1.00 per common share, payable on April 10, 2015, to shareholders of record as of March 26, 2015. The ex-dividend date is March 24, 2015. For more details on stock, dividends and other information, see www.pmi.com/investors.

PMI also announced that Carlos Slim Helú will retire from the Board of Directors at the Annual Meeting of Shareholders in May this year. “Carlos has served on the Board since our spin-off in 2008, and for many years prior to that on the Board of our former parent company. We have benefited tremendously from Carlos’ dedicated service and invaluable advice. We are indebted to him and he leaves with our most heartfelt gratitude,” said Louis C. Camilleri, Chairman of the Board.

Philip Morris International Inc.

Philip Morris International Inc. (PMI) is the leading international tobacco company, with six of the world’s top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in more than 180 markets. In 2014, the company held an estimated 15.6% share of the total international cigarette market outside of the U.S., or 28.6% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.